Exhibit 10.13

CHANGE-IN-CONTROL SEVERANCE AGREEMENT

This Change-In-Control Severance Agreement (this “Agreement”), dated March 20, 2018, is made by and between Veoneer Inc., a Delaware corporation (the “Company”), and Lars Sjöbring (the “Executive”). It is anticipated that, in connection with a restructuring of Autoliv, Inc., the Company shall be spun-off to the shareholders of Autoliv, Inc. and become a free-standing company (the “Spin-Off”). The effective date of this Agreement shall be the effective date of the Spin-off Transaction, or such other date to which the parties agree. If the Spin-Off for any reason is not finalized, this Agreement will not become effective.

BACKGROUND

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change in Control.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINED TERMS. The definitions of capitalized terms used in this Agreement are provided in Section 16 hereof.

2. EFFECTIVE DATE; TERM; PROTECTION PERIOD.

2.1 The “Effective Date” shall mean the first date during the Term (as defined below) on which a Change in Control occurs.

2.2 Unless earlier terminated as provided herein, the “Term” of this Agreement shall begin on the effective date of the Executive’s Employment Agreement with the Company (the “Employment Agreement”) and shall end on the Executive’s date of termination as defined in the Employment Agreement. This Agreement may be terminated by either party by giving no less 12 months written notice to the other party; provided, however, that no such written notice may be given during the Protection Period.

2.3 The “Protection Period” means the period commencing on the Effective Date and ending on the second anniversary of such date.

3. COMPANY’S COVENANTS. In order to induce the Executive to remain in the employ of the Company notwithstanding the possibility, threat or occurrence of a Change in Control and, in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance

Payment upon a Qualifying Termination during the Protection Period. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. THE EXECUTIVE’S COVENANTS. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) the date that is six (6) months after the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of the Executive’s resignation for Good Reason, (iv) the date of termination of the Executive’s employment by reason of his death or Retirement, or (v) the termination by the Company of the Executive’s employment for any reason.

5. COMPENSATION OTHER THAN SEVERANCE PAYMENT. During the Term of this Agreement, including during the Protection Period, the Executive’s Employment Agreement shall remain operative in all respects (including, but not limited to, the Executive’s right to continue to enjoy the compensation and benefits set forth in the Employment Agreement); provided, however, that in the case of a Qualifying Termination during the Protection Period, Section 6 of this Agreement shall replace in its entirety (i) Section 11 of the Employment Agreement, and (ii) any compensation and benefits that would otherwise be payable during the notice period set forth in Section 3 of the Employment Agreement.

6. SEVERANCE PAYMENT

6.1 If, during the Protection Period, the Executive incurs a Qualifying Termination, then, and only if within forty-five (45) days after the Date of Termination the Executive shall have executed a separation agreement and such separation agreement shall not have been revoked within such time period, the Company shall pay to the Executive a lump sum severance payment (the “Severance Payment”), in cash, equal to one and one-half (1.5) times the sum of:

(i) the Executive’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason;

(ii) (A) the average of the annual cash bonuses earned by the Executive under any Company annual bonus or incentive plan in the two fiscal years prior to the Date of Termination, (B), if two fiscal years have not elapsed prior to the Date of Termination, the annual cash bonus earned in the fiscal year prior to the Qualifying Termination, (C), if a full fiscal year has not elapsed prior to the Date of Termination, the Executive’s target annual cash bonus, or (D), provided that it results in a higher bonus than the amount payable under (A) through (C), the bonus payable for the fiscal year immediately prior to the first occurrence of an event or circumstance constituting Good Reason; and

(iii) the sum of (A) the taxable value of the benefit of the Executive’s Company-provided car, if any, and (B) the value of any pension benefits, in each case, that the Executive would have been entitled to had he remained in service for one (1) year following the Date of Termination.

In addition, the Company shall pay all relevant social costs attributable to the lump sum severance payment described in clause (i), (ii) and (iii) above, in accordance with relevant Swedish law.

6.2 The Severance Payment, after deduction for preliminary tax according to law, shall be paid to the Executive in cash not later than the sixtieth (60th) day following the Date of Termination, or such later date as may be required by Section 17.3 hereof.

6.3 For the avoidance of doubt, the Severance Payment shall be in lieu of any further salary payments to the Executive for periods after the Date of Termination and any benefit otherwise payable to the Executive (including, but not limited to, those benefits provided under the notice period set forth in Section 3 of the Employment Agreement and Section 11 of the Employment Agreement).

7. TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE.

7.1 NOTICE OF TERMINATION. Any termination by the Company or the Executive of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto. A “Notice of Termination” shall mean a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

7.2 DATE OF TERMINATION. “Date of Termination” shall mean (i) if the Executive’s employment is terminated other than by reason of death, the date specified in the Notice of Termination , or (ii) if the Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive.

7.3 DISPUTE CONCERNING TERMINATION. Any disputes regarding the termination of the Executive’s employment shall be settled in accordance with Section 13 hereof (including, without limitation, the provisions regarding costs and expenses related to arbitration).

If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of the arbitrators (which is not appealable or with respect to which the time for appeal there from has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.4 COMPENSATION DURING DISPUTE. If the Date of Termination is extended in accordance with Section 7.3 hereof, the Company shall continue to provide the Executive with the compensation and benefits specified in Section 5 of his Employment Agreement, until the Date of Termination, as determined in accordance with Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement provided, however, that in the event that the arbitration results in a determination that the Executive is not entitled to severance payments under the terms of this Agreement, then the Executive shall promptly repay to the Company the compensation received by the Executive during the extended period pursuant to this Section 7.4.

8. NO MITIGATION; NON-DUPLICATION OF BENEFITS.

8.1 The Company agrees that, if the Executive’s employment with the Company terminates during the Protection Period, the Executive is not required to seek other employment or, except as otherwise provided in Section 8.2, to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.2 Notwithstanding Section 8.1 above, the aggregate of any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.4 herein shall be offset and reduced to the extent necessary by any other compensation or benefits of the same or similar type payable under local laws of any relevant jurisdiction so that such other compensation or benefits, if any, do not augment the aggregate of any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.4 herein. It is intended that this Agreement not duplicate benefits the Executive is entitled to under country “redundancy” laws or under the Company’s severance policy, if any, any related policies, or any other contracts, agreements or arrangements between the Executive and the Company.

9. SUCCESSORS: BINDING AGREEMENT.

9.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10. NOTICES. All notices and all other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Lars Sjöbring

If to the Company:	Veoneer, Inc.
WTC,Klarabergsviadukten 70
111 64 Stockholm, Sweden

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

11. AMENDMENT AND WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. ENTIRE AGREEMENT. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive incurs a Qualifying Termination during the Protection Period on or following a Change in Control.

13. DISPUTES. Disputes regarding this Agreement (including, without limitation, disputes regarding the existence of Cause or Good Reason) shall be settled by arbitration in accordance with the Swedish Arbitration Act. The arbitration shall take place in Stockholm and, unless otherwise agreed to by both parties, there shall be three (3) arbitrators. The provisions on voting and cumulation of parties and claims in the Swedish Procedural Code shall be applied in the arbitration. All costs and expenses for the arbitration, whether initiated by the Company or by the Executive, including the Executive’s costs for solicitor, shall be borne by the Company, unless the arbitrators determine that the Executive’s claim was frivolous and in bad faith, in which case the arbitrators may allocate costs as they deem fit. Any payments due to the Executive pursuant to the preceding sentence shall be made within fifteen (15) business days after delivery of the Executive’s written request for payment accompanied with such evidence of costs and expenses incurred as the Company reasonably may require.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with Swedish law and, where applicable, the laws of any applicable local jurisdictions.

15. TAXES. Any payments provided for hereunder shall be paid net of any applicable withholding taxes required under applicable law and any additional withholding to which the Executive has agreed.

16. DEFINITIONS. In addition to the terms defined within this Agreement, the following terms shall have the meanings indicated below:

(A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(C) “Cause” for termination by the Company of the Executive’s employment shall mean:

(i) willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Chief Executive Officer of the Company and the Vice President of Human Resources establish to the Committee by clear and convincing evidence that Cause exists, subject to Section 7.3 hereof.

(D) A “Change in Control” shall mean the happening of any of the following events:

(i) any Person becomes the Beneficial Owner of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company or (4) any acquisition of the Company by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (hereinafter referred to as a “Corporate Transaction”), if, pursuant to such Corporate Transaction, the conditions described in clauses (1), (2) and (3) of subparagraph (iii) below are satisfied; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) The consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction or any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) The consummation of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is beneficially owned, directly, or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (c) individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of such corporation.

(E) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(F) “Committee” shall mean (i) the individuals (not fewer than three in number) who, on the date six months before a Change in Control, constitute the Compensation Committee of the Board, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)).

(G) “Company” shall mean Veoneer, Inc. and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(H) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(I) “Good Reason” shall mean the occurrence, without the Executive’s express written consent, of any of the following after a Change in Control (or after a Potential Change in Control, in which case all references in clauses (i) through (vii) below to a “Change in Control” shall be read as references to the “Potential Change in Control”):

(i) the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;

(ii) a reduction by the Company in the Executive’s annual base salary as in effect on the date immediately prior to the Change in Control or as the same may be increased from time to time;

(iii) the relocation of the Executive’s principal place of employment to a location more than 45 kilometers from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(iv) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation within seven (7) days of the date such compensation is due;

(v) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(vii) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof (for purposes of this Agreement, no such purported termination shall be effective); or

(viii) the failure by any successor to the business of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

A termination by the Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Executive. The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Good Reason shall not include the Executive’s death.

(J) “Person” shall mean any individual, entity or group within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(K) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or

(iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(L) “Qualifying Termination” shall mean any of the following occurring during the Protection Period:

(i) the Company’s termination of the Executive’s employment other than for Cause or death;

(ii) the Company’s termination of the Executive’s employment by reason of his disability, provided that the Executive was not disabled prior to the Change in Control;

(iii) the Executive’s termination of employment for Good Reason, or

For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated during the Protection Period, if (A) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (B) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, or (C) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs).

(M) “Retirement” means the last day of the month preceding the Executive’s 65th birthday.

17. U.S. TAX CODE SECTION 409A. This Section 17 shall apply only in the event that the Executive is or becomes a taxpayer under the laws of the United States at any time during the Term.

17.1 This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

17.2 Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of by reason of a Change in Control or the Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of

“change in control event” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event” or “separation from service,” as the case may be, or such later date as may be required by subsection 17.3 below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

17.3 Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within thirty (30) days after the Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

17.4 Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

17.5 Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution and non-revocation of a release of claims, such as the separation agreement referenced in Section 6.1 hereof, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection 17.3 above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

17.6 If the Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement and if such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses payable or reimbursable in any one calendar year shall not affect the amount payable or reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The right to any reimbursement for expenses incurred or provision of in-kind benefits is limited to the lifetime of the Executive, or such shorter period of time as is provided with respect to each particular right to reimbursement in-kind benefits pursuant to the preceding provisions of this Agreement. No right of the Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

17.7 If the Executive is entitled to be reimbursed for any taxes under this Agreement, such tax reimbursement payment shall be paid by the Company to the Executive no later than December 31 of the year after the year in which the related taxes are remitted to the applicable taxing authorities.

18. MANDATORY REDUCTION OF PAYMENTS IN CERTAIN EVENTS. This Section 18 shall apply only in the event that the Executive is or becomes a taxpayer under the laws of the United States at any time during the Term.

18.1 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to the Executive, a calculation shall be made comparing (i) the net benefit to the Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to the Executive, determined by the Determination Firm (as defined in Section 18.2 below) as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code.

18.2 The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 18.1(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 18.1, could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, but no later than December 31 of the year after the year in which the Underpayment is determined to exist.

18.3 In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, or if the Executive is not a US taxpayer, this Section 18 shall be of no further force or effect.]

(signatures on the following page)

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf.

/s/ Lars Sjöbring
Lars Sjöbring

VEONEER, INC.

/s/ Jan Carlson
Jan Carlson
Chairman and CEO Autoliv, Inc.

/s/ Karin Eliasson
Karin Eliasson
GVP Human Resources and Sustainability